Exhibit 2.3

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger, dated as of February 14, 2017 (the “Merger Agreement”), by and among SB Foundation Holdings LP, a Cayman Islands exempted limited partnership (“Parent”), Foundation Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”), and Fortress Investment Group LLC, a Delaware limited liability company (the “Company”), is made as of July 7, 2017, by and among the Buyer Parties and the Company. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

RECITALS

A.	Pursuant to a letter agreement dated as of April 13, 2017, by and among the Buyer Parties and the Company (the “Letter Agreement”), the Buyer Parties consented to the exploration by the Company of a potential sale of its Logan Circle Partners business (the “Business”);

B.	Pursuant to the Letter Agreement, the Company agreed not to enter into any binding definitive written agreement providing for the sale of the Business without Parent’s prior written consent in accordance with the Merger Agreement;

C.	It is desirable for the Company to enter into a Purchase and Sale Agreement by and among Fortress Asset Management LLC, Fortress Asset Management GP LLC, Logan Circle Partners, L.P., Logan Circle Partners GP, LLC, FIG LLC (solely for purposes of Section 5.1(j), Section 5.11 and Article IX) and MetLife, Inc. (the “Buyer”), providing for the sale of the Business to the Buyer (collectively with the other agreements to be entered into in connection therewith, the “LCP Agreements”) and, in connection therewith, to evidence the Buyer Parties’ consent and the parties’ mutual support for the proposed sale of the Business pursuant thereto, the parties hereto desire to amend certain terms and provisions of the Merger Agreement in accordance with Section 9.01 of the Merger Agreement, as set forth herein;

D.	The Special Committee, as constituted and empowered as described in the Merger Agreement, has unanimously approved this Amendment as a Special Approval (as defined in the LLC Agreement) and unanimously recommended its approval by the Company Board; and

E.	Each of the general partner of Parent, the sole member of Merger Sub and, on the unanimous recommendation of the Special Committee, the Company Board, has approved this Amendment.

AGREEMENT

The parties to this Amendment, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1    Consent

Each of the Buyer Parties hereby consents, for all purposes under the Merger Agreement and the Ancillary Agreements and notwithstanding any other provision therein, to the Company’s entry into the LCP Agreements substantially in the forms of those agreements previously provided to the Buyer Parties, the performance of and compliance with its obligations thereunder (including the sale of the Business at the closing under the LCP Agreements), and any and all other actions contemplated by or reasonably necessary in connection therewith. Notwithstanding the foregoing, the Company and its subsidiaries shall not agree to waive any condition precedent to the closing of the sale of the Business and set forth in the LCP Agreements without the consent of Parent. The Company represents and warrants that it has provided to the Buyer Parties true and complete copies of the most recently available drafts of the LCP Agreements.

Section 1.2    Certain Amendments

(a)    Material Adverse Effect. The definition of “Material Adverse Effect” set forth in Annex A to the Merger Agreement is hereby amended by inserting the following language as a new clause (xi):

(xi) the execution, announcement, pendency or consummation of the sale by the Company of its Logan Circle Partners business pursuant to the terms and conditions set forth in the LCP Agreements (including any resulting litigation or loss of or adverse change in the relationship of the Acquired Companies with their respective Funds, Permanent Capital Vehicles, Members, employees, Clients or partners), or any delay of the consummation of, or any failure to consummate, such sale.

(b)    Representations and Warranties. Should the closing of the sale of the Business occur before the Closing, the parties hereby agree that the representations and warranties of the Company set forth in Section 2 of the Merger Agreement shall, solely for all purposes of Sections 6.1 and 6.5 under the Merger Agreement, be read to exclude the Business from coverage thereunder.

Section 1.3    Conditions Precedent to Obligations of Parent and Merger Sub; Consents

The parties hereby agree that, should the closing of the sale of the Business occur before the Closing, for purposes of Sections 5.3 and 6.4 of the Merger Agreement, the Consent of the Clients of the Business (including, for the avoidance of doubt, the Consents set forth as items 190 through 347 in Section 2.3(i) of the Company Disclosure Schedule) shall be deemed to have been obtained upon the closing of the sale of the Business.

ARTICLE II

MISCELLANEOUS

Section 2.1    Effect of Amendment

Except as and to the extent expressly modified by this Amendment, the Merger Agreement, as so amended by this Amendment, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Merger Agreement will from and after the entry into this Amendment refer to the Merger Agreement as amended by this Amendment. Notwithstanding anything to the contrary in this Amendment, the date of the Merger Agreement, as amended hereby, will in all instances remain as February 14, 2017, and any references in the Merger Agreement to “the date first above written,” “the date of this Agreement,” “the date hereof” and similar references will continue to refer to February 14, 2017.

Section 2.2    Incorporation by Reference

Section 9 (Miscellaneous Provisions) of the Merger Agreement is hereby incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

FORTRESS INVESTMENT GROUP LLC

By:     /s/ David Brooks

Name: David Brooks

Title:   General Counsel

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Acknowledged and Agreed:

SB FOUNDATION HOLDINGS LP

By:	SB FOUNDATION HOLDINGS (GP) LLC,
its general partner

By:	/s/ Brian Wheeler
Name: Brian Wheeler
Title: General Counsel

FOUNDATION ACQUISITION LLC

By:	/s/ Brian Wheeler
Name: Brian Wheeler
Title: General Counsel

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]